Exhibit 7.1

REVIVAL AI LLC

PLAN OF CONVERSION

This Plan of Conversion dated as of August 14th, 2020 (the “Plan”) is made and approved by the Managers and Members of Revival AI LLC, a Colorado limited liability company (the “Converting Entity”), and.

WHEREAS, the Converting Entity was established as a Colorado limited liability company by filing Articles of Organization with the Colorado Secretary of State on January 29, 2018;

WHEREAS, in connection with this Plan, Revival AI Inc., a Colorado corporation (the “Resulting Entity”) is being formed as a Colorado corporation by filing Articles of Incorporation with the Colorado Secretary of State;

WHEREAS, the Members of the Converting Entity own Units of the Converting Entity (“Existing Units”) as set forth on Exhibit A; and

WHEREAS, a conversion (the “Conversion”) of the Converting Entity into the Resulting Entity has been approved by the Managers and Members of the Converting Entity in accordance with the terms and provisions of the Operating Agreement of the Converting Entity and applicable laws of the State of Colorado; and

WHEREAS, at such time as a Statement of Conversion is filed with the Colorado Secretary of State and a Certificate of Conversion is filed with the Colorado Secretary of State (the effective time specified therein being the “Conversion Time”), all of the Existing Units will be automatically converted into shares of Common Stock of the Resulting Entity (the “Resulting Stock”) in accordance with the terms and provisions of this Plan and as set forth on Exhibit B; and

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Plan, the parties agree as follows:

1. Exchange and Conversion.

1.1 Conversion. The conversion of the Converting Entity into the Resulting Entity shall not be deemed to affect any obligations of the Converting Entity incurred prior to the conversion to the Resulting Entity or the personal liability of any person incurred prior to such conversion. The Resulting Entity is the same entity as the Converting Entity. The Converting Entity shall not be required to wind up its affairs or pay obligations and distribute its assets, and the conversion shall not be deemed to constitute a dissolution of the Converting Entity and shall constitute a continuation of the existence of the Converting Entity in the form of the Resulting Entity. The conversion shall not be deemed to be a change of control of the Converting Entity for any purpose.

1.2 Existing Units into Stock. In connection with the Conversion, the Members’ Existing Units shall be converted into the Resulting Stock as set forth on Exhibit B.

1.3 Exchange and Conversion Mechanics.

(a) After the Conversion Time, the Members shall be entitled to receive in exchange for their Existing Units, in accordance with the terms and conditions of this Plan, the shares of Resulting Stock as set forth in Exhibit B.

(b) Shares of stock issuable in the Conversion shall be issued only in the name of the person or entity in whose name the Existing Units are registered or any affiliate of such person reasonably acceptable to the board of directors of the Resulting Entity.

1.4 No Right to Additional Consideration. The Members shall not be entitled to any consideration upon the exchange or conversion of their Existing Units other than the shares of Resulting Stock to which he/she/it is entitled pursuant to the terms of this Plan.

1.5 Fractional Shares, Etc. No certificates or script representing fractional shares of Resulting Stock shall be issued to the Members hereunder and all fractional shares shall be rounded down to the nearest whole share.

2. Authorization and Shares. The Resulting Entity has authorized capital stock (including classes and preferences) as set forth in the Articles of Incorporation of the Resulting Entity, as filed with the Secretary of State of the State of Colorado in connection with the Conversion.

3. Miscellaneous.

3.1 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) on the fourth (4th) business day after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) on the first (1st) business day after being sent by express mail, facsimile transmission, or commercial expedited delivery service providing a receipt for delivery, (c) on the day of transmission if sent by email, or (d) upon actual receipt if delivered in person. All communications shall be sent to the Converting Entity or the Resulting Entity at the address as set forth on the signature page hereof.

3.2 Amendments and Waivers. No amendment, modification or termination of, or waiver under, any provision of this Plan shall be valid unless in writing and signed by (i) the Converting Entity and (ii) the Resulting Entity.

3.3 Successors and Assigns. This Plan, and the rights and obligations hereunder, shall be binding upon, and shall inure to the benefit of, the respective successors and assigns of the Parties.

3.4 Entire Plan. This Plan, together with any schedules and/or exhibits attached hereto, embodies the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating thereto.

3.5 Counterparts; Facsimile. This Plan may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

3.6 Governing Law. This Plan shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Colorado.

3.7 Severability. The invalidity or unenforceability of any provision of this Plan as determined by any court of competent jurisdiction shall not affect the validity or enforceability of any other provision of this Plan.

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IN WITNESS WHEREOF, this Plan has been executed as of the date first above written.

Revival AI LLC
a Colorado limited liability company

MANAGERS:

/s/ William John Robinson III
William John Robinson III

/s/ Kristin Nichol Robinson
Kristin Nichol Robinson

MEMBERS:

/s/ William John Robinson III
William John Robinson III

/s/ Kristin Nichol Robinson
Kristin Nichol Robinson

Model Rocket LLC

By:	/s/ Jon Thies
Name:	John Thies
Title:	Founder, CTO

EXHIBIT A

EXISTING UNITS

Member	Total Securities Owned	Current Ownership
William John Robinson III	450 Units	45.00%
Kristin Nichol Robinson	450 Units	45.00%
Model Rocket LLC	100 Units	10.00%
Totals		100.00%

EXHIBIT B

RESULTING CAPITALIZATION TABLE

Stockholders	Class A Voting Common Shares	Class B Non-Voting Common Shares	Total Securities Owned	Current Ownership
William John Robinson III	15,750,000		15,750,000	45.00%
Kristin Nichol Robinson	15,750,000		15,750,000	45.00%
Model Rocket LLC		3,500,000	3,500,000	10.00%
Totals	31,500,000	3,500,000	35,000,000	100.00%